                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549



                                 Form 8-K


                              CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of
                     the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): May 30, 1997




Commission    Registrant; State of Incorporation;      IRS Employer
File Number       Address; and Telephone Number      Identification No.


1-11375          UNICOM CORPORATION                        36-3961038
            (an Illinois corporation)
            37th Floor, 10 South Dearborn Street
            Post Office Box A-3005
            Chicago, Illinois 60690-3005
            312/394-7399


1-1839      COMMONWEALTH EDISON COMPANY               36-0938600
            (an Illinois corporation)
            37th Floor, 10 South Dearborn Street
            Post Office Box 767
            Chicago, Illinois 60690-0767
            312/394-4321

Item 5.  Other Events.

Rate Order Appeal Decision

  On May 30, 1997, the Illinois Appellate Court issued an opinion in the pending appeal of the rate order ("Rate Order") issued by the Illinois Commerce Commission ("ICC") in January 1995 in connection with Commonwealth Edison Company's ("ComEd") most recent rate case. The Appellate Court affirmed the Rate Order in all respects with the exception of two issues which it remanded to the ICC for the purpose of providing further analysis. Those issues relate to: (i) the manner in which certain costs are recovered and which customers should pay these costs, and (ii) the proper rate of return on common equity for ComEd. ComEd believes that the ICC can satisfy the Appellate Court's remand directions on the basis of the existing record from the ICC proceedings which led to the Rate Order.

  With respect to the rate of return issue, the ICC had determined in the Rate Order that ComEd's cost of common equity was 12.28%. Intervenors had submitted testimony recommending a lower number of 11.50%, and ComEd had submitted testimony recommending a higher number. The ICC ultimately adopted a recommendation made by an ICC Staff witness. The Appellate Court decision requires the ICC to clarify the basis for certain of its findings relating to its rejection of the intervenors' recommendation and to analyze further how the Staff witness arrived at his conclusions. The Appellate Court stated that "After reanalyzing these bases, the Commission can determine whether or not [the Staff witness'] cost of equity presentation should still be followed." Each tenth of one percent change in the common equity rate of return has an approximately $8.3 million effect on the level of rates.

  The Appellate Court decision does not have any immediate effect on ComEd's rates or require any refunds. In connection with the initiation of the appeal, ComEd committed that "in the event that a final, non-appealable order is entered reversing the ICC's rate order in this case, that Commonwealth Edison will refund to its customers any amounts collected pursuant to the Rate Order that are subsequently determined by the Commission on remand, and affirmed by all reviewing courts in the event of an appeal, to have been in excess of the 'just and reasonable' rates that would have been in effect under a proper rate order as determined by the Commission, plus interest at the legal rate." As of March 31, 1997, electric operating revenues of approximately $754 million (excluding revenue taxes) were subject to refund. As noted, the Appellate Court's decision did not reverse the Rate Order.
Therefore, no refunds are required by the Appellate Court's decision.
It is expected that the Appellate Court's decision will be appealed by the intervenors to the Illinois Supreme Court.

Pending Deregulation Legislation

  As discussed under "Changes in the Electric Utility Industry" in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997, various legislative proposals have been pending in the Illinois legislature for the purpose of, among other things, introducing price-based competition into the supply of electric energy in Illinois under a less regulated structure. That process will continue into the Fall of 1997. On May 30, 1997, the Illinois House of Representatives approved, on a vote of 85 to 12, a bill that would have provided for a 10% residential rate reduction commencing in 1998, customer access to other electric suppliers in a phased-process over several years, the recovery by utilities of a portion of their invested costs that might not otherwise be recoverable in charges in a less regulated market, and a leveling of certain regulatory and tax provisions as applied to various electric service providers. The Illinois Senate, however, deferred final consideration of the bill until the Fall veto session scheduled for October 1997.

                                SIGNATURES



         Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.


                                         UNICOM CORPORATION
                                            (Registrant)


Date: May 30, 1997           By:       John C. Bukovski
                                    ---------------------
                                       John C. Bukovski
                                       Vice President






                                     COMMONWEALTH EDISON COMPANY
                                             (Registrant)


Date: May 30, 1997           By:       John C. Bukovski
                                       --------------------
                                       John C. Bukovski
                                       Vice President